UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2012

ALBANY MOLECULAR RESEARCH, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-25323	14-1742717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21 Corporate Circle, P.O. Box 15098, Albany, NY	12212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 512-2000

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below) :

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05    Costs Associated with Exit or Disposal Activities

On November 29, 2012, Albany Molecular Research, Inc. (the “Company”) approved a restructuring plan related to its operations in Bothell, Washington.

As a result of shifting market preferences related to integrated drug discovery activities, the Company will further optimize its location footprint by closing its Bothell, WA site. The site’s biology capabilities will transition to the Company’s fully integrated discovery location in Singapore and certain analytical capabilities will consolidate into the Company’s analytical quality group in Albany, N.Y.

In connection with the restructuring plan, the Company expects to cease all operations at its Bothell facility effective March 31, 2013. The Bothell facility currently has 24 employees.

As a result of the restructuring, the Company will be terminating the lease of its Bothell facility which will result in a reduction in annual operating expenses related to this facility.  The Company expects that these cost reduction initiatives will result in annual savings of approximately $2.0 million which will begin to be recognized in the second quarter of 2013.

In connection with these actions, the Company expects to incur pre-tax charges of approximately $11 million which includes a $4.5 - $5.0 million non-cash fixed asset impairment. Cash charges will consist of $4.0 - $4.5 million for estimated lease obligations to be paid ratably over 24 months commencing in Q2 2013 and approximately $2.0 - $2.5 million for employee and other related costs to be paid during the first half of 2013. The Company expects the majority of these charges to be recorded in the fourth quarter of 2012 and in the first quarter of 2013.

Item 7.01    Regulation FD Disclosure

On November 30, 2012, the Company issued a press release announcing its restructuring plan.  A copy of the press release is attached hereto and furnished herewith as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

(d)          Exhibits

99.1	Press release dated November 30, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 30, 2012	ALBANY MOLECULAR RESEARCH, INC.

	By:	/s/ Michael M. Nolan
Name: Michael M. Nolan
Title: Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

99.1	Press Release dated November 30, 2012